Exhibit 99.1

FOR IMMEDIATE RELEASE

Digital Lightwave, Inc. Completes its Settlement with CIT Technologies Corporation

CLEARWATER, Fla. -- June 14, 2004 -- Digital Lightwave®, Inc. (Nasdaq:DIGL), a leading provider of optical networking technology and test instruments, today announced the filing of a current report on Form 8-K disclosing that on June 8, 2004, Digital Lightwave, Inc. (the “Company”), CIT Technologies Corporation (“CIT”), and Optel LLC and Optel Capital, LLC entered into a mediation settlement agreement. Pursuant to the terms of the settlement, the Company paid $5,200,000 and issued 2,500,000 restricted shares of its common stock to CIT. In addition, the Company agreed to release all rights in certain leased equipment previously returned to CIT. The settlement resolves all disputes between the Company and CIT, including claims of approximately $15.6 million asserted by CIT in connection with the non-payment of monies due for equipment provided under various lease agreements between the parties. The Company and CIT also entered into a mutual release and executed a stipulation and joint motion to dismiss the complaint filed by CIT against the Company on April 7, 2003 in the Circuit Court for Pinellas County, Florida.

“This settlement completes a significant milestone of the Company’s creditor debt restructuring efforts,” said James Green, President and Chief Executive Officer, “and brings to conclusion all material legal matters against the Company. With this settlement completed the management team can now concentrate on the execution of the Company’s business plan and a return to profitability.”

About Digital Lightwave, Inc.

Digital Lightwave, Inc. provides the global communications networking industry with products, technology and services that enable the efficient development, deployment and management of high-performance networks. Digital Lightwave's customers -- companies that deploy networks, develop networking equipment, and manage networks -- rely on its offerings to optimize network performance and ensure service reliability.

Forward - Looking Statements

Statements in this press release, other than historical data and information, constitute forward-looking statements that involve risks and uncertainties. The forward-looking statements in this press release are based upon management's beliefs, assumptions and expectations of the company's future operations and economic performance, taking into account currently available information. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us. Accordingly, a number of factors could cause our actual results, performance, or achievements to be very different from the results, performance or achievements expressed or implied by such forward-looking statements, including but not limited to, the risk factors set forth in the company's filings with the Securities and Exchange Commission. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. Information in this press release may be superseded by more recent information or statements, which may be disclosed in later press releases, subsequent filings with the Securities and Exchange Commission, or otherwise.

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Editor's Note: Digital Lightwave® is a registered trademark of Digital Lightwave, Inc.
Contact:
Paul Sliwa
Digital Lightwave
727.442.6677